________
|FORM 3  |        U.S. SECURITIES AND EXCHANGE COMMISSION
|________|                     Washington, D.C.
                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address       |2. Date of Event    | 4. Issuer Name and Ticker     |
   of Reporting Person    |   Requiring        |    or Trading Symbol          |
                          |   Statement        |                               |
                          |   (Month/Day/Year) |                               |
                          |                    |    Brown & Brown, Inc.        |
                          |   2/15/00          |     (BRO)                     |
                          |____________________|_______________________________|
                          |                    |                    | 6. If    |
Walker    Cory     T.     |3.IRS or Social     |5. Relationship of  |   Amend- |
(Last)   (First)  (Middle)|  Security Number   |   Person to Issuer |   Date of|
                          |  of Reporting      |  (Check all appli- |  Original|
                          |  Person (Voluntary)|   cable)           |   (Month/|
__________________________|                    |                    |    Date/ |
220 S. Ridgewood Ave.     |                    | __ Director        |    Year) |
              (Street)    |    ###-##-####     | _X Officer         |          |
                          |                    | __ 10% Owner       |          |
                          |                    | __ Other (specify  |          |
                          |                    |            below)  |          |
                          |                    |Officer, Vice Presi-|          |
                          |                    | dent and Treasurer)|          |
__________________________|____________________|_______________________________|
Daytona Beach   FL  32114 | Table I Non-Derivative Securities Beneficially     |
(City)       (State) (Zip)|         Owned                                      |
__________________________|____________________________________________________|
1. Title of Security      |  2. Amount of Securities |3. Ownership  |4.Nature  |
    (Instr. 4)            |     Beneficially Owned   |   Forms      |  of      |
                          |     (Instr. 4)           |   Direct (D) |  Indirect|
                          |                          |   or         |  Bene-   |
                          |                          |  Indirect (I)|  ficial  |
                          |                          |  (Instr. 5)  |  Owner-  |
                          |                          |              |  ship    |
                          |                          |              | (Instr 5)|
__________________________|__________________________|______________|__________|
Common Stock, $.10 par    |        3,898             |     D        | Joint w/ |
 value                    |                          |              |  Spouse  |
__________________________|__________________________|______________|__________|
Common Stock, $.10 par    |       12,000             |       I(1)   |Stock Per-|
  value                   |                          |              |formance  |
                          |                          |              |Plan      |
__________________________|__________________________|______________|__________|
Common Stock, $.10 par    |       3,300              |       I      | IRA      |
 value                    |                          |              | Account  |
                          |                          |              | Joint    |
__________________________|__________________________|______________|__________|
Common Stock, $.10 par value       3,568             |       I(2)   | 401(k)   |
__________________________|__________________________|______________|__________|

<PAGE 2>

Form 3 (continued)   Table II Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options, convertible
                      securities)
_______________________________________________________________________________
1. Title of |2. Date Exer- |3. Title and |4. Conversion|5.Ownership|6. Nature | Derivative| cisable and| Amount of | or Exercise |Form of | of Indire|
   Security  |   Expiration |   Securities| Price of    |Derivative | Indirect |
   (Instr. 4)|   Date       |   Underlying| Derivative  |Security:  | Benefi-  |
             |   (Month/Day |   Derivative| Security    |Direct (D) | cial     |
             |    Year)     |   Security  |             |or         | Owner-   |
             |              |   (Instr. 4)|             |Indirect   | ship     |
             |______________|_____________|             |(I)        |(Instr. 5)|
             |Date   |Expir-|Title|Amount |             |(Instr. 5) |          |
             |Exer-  |ation |     |or Num-|             |           |          |
             |cisable|Date  |     |ber of |             |           |          |
             |       |      |     |Shares |             |           |          |
_____________|_______|______|_____|_______|_____________|___________|__________|
             |       |      |             |             |           |          |
None.        |       |      |             |             |           |          |
_____________|_______|______|_____________|_____________|___________|__________|
_____________|_______|______|_____________|_____________|___________|__________|

Explanations of Responses:
(1) These securities were awarded at various dates pursuant to to the Company's Stock Performance Plan based upon the satisfaction of conditions contained in that Plan. The recipient has voting rights and dividend entitlement with respect to these shares, but full ownership will not vest until the satisfaction of additional conditions.

(2) Based upon information supplied as of 12/31/99 by the Plan's recordkeeper. Number of shares varies periodically based on contributions to plan.

                                                 /S/ CORY T. WALKER    2/22/00
**Intentional misstatements or omissions of      ___________________   ________
  facts constitute Federal Criminal Violations.  **Signature of        Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is sufficient, SEE Instruction 6 for procedure.